ACE Limited	PO Box HM 1015
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax
www.acelimited.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283

Media Contact:	Wendy Davis Johnson
(441) 299-9347

ACE LIMITED REPORTS SECOND QUARTER RESULTS

HAMILTON, Bermuda – July 28, 2003 – ACE Limited (NYSE: ACE) today reported the results of operations for the quarter ended June 30, 2003. Highlights for the quarter are as follows:

•	Net income for the quarter was $371 million compared with net income of $104 million for the comparable quarter a year ago.

•	Net income per share was $1.32 for the quarter compared with $0.36 for the same quarter last year, an increase of 267%.

•	Income excluding net realized gains (losses) was $286 million compared with $229 million for the second quarter of 2002.(1)

•	Earnings per share excluding net realized gains (losses) was $1.01 for the current quarter compared with $0.82 for the same quarter last year, an increase of 23 percent. (1)

•	Net realized gains, net of income tax, were $85 million ($0.31 per share) compared with net realized losses of $125 million ($0.46 per share) for the same quarter in 2002. Net unrealized gains totaled $273 million compared with $107 million for the same quarter in 2002.

•	Diluted book value per Ordinary Share at June 30, 2003 was $27.24 compared with $24.16 at December 31, 2002 and $24.21 at June 30, 2002.(2)

•	Net premiums written increased 28% over the same quarter a year ago, while net premiums earned increased 46% quarter on quarter.

•	The combined ratio was 91.7% for the quarter compared to 91.5% for the second quarter 2002.

•	Operating cash flow was $978 million for the quarter compared with $427 million in the comparable quarter of 2002.

•	Net investment income rose 5% to $211 million for the quarter compared with $201 million in the prior year’s quarter.

Brian Duperreault, Chairman and Chief Executive Officer of ACE Limited, commented: “If I had to single out a defining characteristic of the second quarter, I would point to the significant increase in our capital strength. Everything that happened this quarter contributed to our capital resources. We posted record income, generated positive gains in both our fixed income and equity portfolios, completed the conversion of $311 million of mezzanine securities to common equity and completed the issue of $575 million of perpetual preferred shares. The result was a 22% increase in shareholders’ equity for the quarter from $6.7 billion to $8.2 billion.”

Please refer to the ACE Financial Supplement June 30, 2003, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, financial guaranty portfolio, investment portfolio and capital structure. ACE’s website reference (url) is http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_june_30_2003.xls.

ACE Limited (NYSE: ACE) will host a live webcast of its second quarter earnings conference call on Tuesday, July 29, 2003, beginning at 8:30 a.m. EST. The public may access both the webcast, available on a listen-only basis, and the financial supplement at www.acelimited.com. Please refer to our website under “Investor Information, Calendar of Events”, one half hour before the webcast, for further details. Individuals who access the webcast will be asked to identify themselves and their affiliation. A replay of the webcast will be available following the live webcast on Tuesday, July 29, 2003 until Wednesday, August 13, 2003 at 5:00 p.m. EDT.

The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Income (loss) excluding net realized gains (losses) on investments and the tax effect of net realized gains (losses) on investments is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) on investments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. This measure should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]	Diluted book value per Ordinary Share is Ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

[3]	Debt prepayment expense in 2002 of $11 million ($7 million, net of income tax) has been reclassified to other income (expense) to conform to the current year presentation.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, the impact of aggregate policy coverage limits, the impact of bankruptcies of various asbestos producers and related businesses, new theories of liability, judicial and legislative developments, litigation tactics, the amount and timing of reinsurance recoverable, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars)

	June 30 2003	December 31 2002
	(Unaudited)
Assets
Total investments and cash	$21,186	$18,324
Reinsurance recoverable	13,891	13,991
Insurance and reinsurance balances receivable	3,186	2,654
Other assets	8,363	8,482

Total assets	$46,626	$43,451

Liabilities
Unpaid losses and loss expenses	$24,940	$24,315
Unearned premiums	6,394	5,586
Other liabilities	7,114	6,850

Total liabilities	$38,448	$36,751

Commitments and contingencies
Mezzanine equity	$—	$311
Shareholders’ equity
Total shareholders’ equity	$8,178	$6,389

Total liabilities, mezzanine equity and shareholders’ equity	$46,626	$43,451

Diluted book value per Ordinary Share	$27.24	$24.16

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Gross premiums written	$3,405	$2,929	$7,518	$6,047
Net premiums written	2,406	1,875	5,336	3,861
Net premiums earned	2,306	1,576	4,378	2,936
Losses and loss expenses	1,459	961	2,742	1,814
Life and annuity benefits	44	23	92	46
Policy acquisition costs	334	234	630	432
Administrative expenses	287	231	547	428

Underwriting income	182	127	367	216
Net investment income	211	201	417	401
Other income (expense) (3)	1	(12)	(5)	(7)
Interest expense	43	52	88	98
Income tax expense	65	35	126	67

Income excluding net realized gains (losses) (1)	$286	$229	$565	$445
Net realized gains (losses)	107	(140)	67	(166)
Tax effect of net realized gains (losses)	(22)	15	(14)	23

Net income	371	104	618	302
Preference shares dividend	(4)	—	(4)	—
FELINE PRIDE dividend	(3)	(6)	(10)	(13)

Net income available to holders of Ordinary Shares	$364	$98	$604	$289

Diluted earnings per share:
Income excluding net realized gains (losses)(1)	$1.01	$0.82	$2.04	$1.59
Net income	$1.32	$0.36	$2.23	$1.06
Weighted average diluted shares outstanding	275,232,339	271,181,229	270,718,977	271,249,367
Loss and loss expense ratio	64.5%	62.0%	63.9%	63.0%
Policy acquisition cost ratio	14.6%	14.8%	14.5%	14.5%
Administrative expense ratio	12.6%	14.7%	12.7%	14.7%
Combined ratio	91.7%	91.5%	91.1%	92.2%

Ratios exclude life reinsurance business

ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Gross Premiums Written
Insurance—North American	$1,648	$1,428	$3,312	$2,693
Insurance—Overseas General	1,244	941	2,650	1,903
Global Reinsurance*	395	242	906	645
Financial Services	118	318	650	806

Total	$3,405	$2,929	$7,518	$6,047

Net Premiums Written
Insurance—North American	$969	$718	$1,902	$1,231
Insurance—Overseas General	916	616	1,897	1,230
Global Reinsurance*	389	224	879	607
Financial Services	132	317	658	793

Total	$2,406	$1,875	$5,336	$3,861

Net Premiums Earned
Insurance—North American	$920	$606	$1,673	$1,079
Insurance—Overseas General	860	566	1,674	1,075
Global Reinsurance*	311	176	607	320
Financial Services	215	228	424	462

Total	$2,306	$1,576	$4,378	$2,936

Income (loss) excluding net realized gains (losses) (1)
Insurance—North American	$134	$126	$254	$220
Insurance—Overseas General	70	26	135	60
Global Reinsurance*	82	78	171	158
Financial Services	58	57	117	104
Corporate	(58)	(58)	(112)	(97)

Total	$286	$229	$565	$445

*	Includes both property and casualty reinsurance and life reinsurance